As filed with the Securities and Exchange Commission on June 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Larimar Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3857670 (I.R.S. Employer Identification Number)

Three Bala Plaza East, Suite 506

Bala Cynwyd, PA 19004

(484) 414-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carole Ben-Maimon, M.D.

President and Chief Executive Officer

Larimar Therapeutics, Inc.

Three Bala Plaza East, Suite 506

Bala Cynwyd, PA 19004

(484) 414-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq.

Jennifer L. Porter, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

(215) 981-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	12,860,272	$13.29	$170,913,015	$22,184.51

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high ($13.98) and low ($12.60) prices of Registrant’s common stock as reported on The Nasdaq Global Market on June 24, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 26, 2020.

PROSPECTUS

12,860,272 Shares of Common Stock

This prospectus of Larimar Therapeutics, Inc. (formerly known as Zafgen, Inc.), a Delaware corporation, or Larimar, relates to the offering and resale by the selling stockholders identified herein of up to 12,860,272 shares of common stock of Larimar, par value $0.001 per share, or Common Stock. The shares offered by the selling stockholders consist of:

•

6,091,250 shares that were privately issued pursuant to an Agreement and Plan of Merger, dated as of December 17, 2019, as amended, or the Merger Agreement, by and among Larimar, Zordich Merger Sub, Inc., a wholly-owned subsidiary of Larimar, Chondrial Therapeutics, Inc. and Chondrial Therapeutics Holdings, LLC, in connection with our merger with Chondrial Therapeutics, Inc., or the Merger;

•

6,105,359 shares that were issued in a private placement pursuant to a Securities Purchase Agreement, dated May 28, 2020, or the Private Placement, by and among Larimar and the investors listed therein;

•	628,403 shares that are issuable upon exercise of pre-funded warrants to purchase shares of Common Stock that we issued in connection with the Private Placement on May 28, 2020; and

•	35,260 shares that were issued as compensation to a placement agent for services rendered to Larimar in connection with the Private Placement.

The shares of Common Stock described in this prospectus or in any supplement to this prospectus may be sold from time to time pursuant to this prospectus by the selling stockholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or prices subject to change, or at negotiated prices. See “Selling Stockholders” and “Plan of Distribution.” We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus.

We are not selling any shares of our Common Stock, and we will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are only paying expenses relating to the registration of the shares with the U.S. Securities and Exchange Commission. The registration of the shares of our Common Stock does not necessarily mean that any of such shares will be offered or sold by the selling stockholders.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “LRMR.” The last reported sale price of our Common Stock on June 25, 2020 was $14.04 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT OR ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE INVESTING IN OUR SECURITIES

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated             , 2020

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. If required, each time a selling stockholder offers common stock, in addition to this prospectus, we may provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

Neither we nor the selling stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or related free writing prospectus. This prospectus and any accompanying prospectus supplement or related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement or related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless the context otherwise requires, references in this prospectus to “Larimar,” the “Company,” “we,” “our” or “us” refer to Larimar Therapeutics, Inc. (formerly known as Zafgen, Inc.) and its subsidiaries, references to “Zafgen” refer to the Company prior to the completion of the Merger, references to “Chondrial” refer to Chondrial Therapeutics, Inc., a privately held corporation prior to the completion of the Merger, and references to “Merger Subsidiary” refer to Zordich Merger Sub, Inc., the Company’s wholly owned subsidiary following the Merger.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our common stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part.

The Company

We are a clinical-stage biotechnology company focused on developing treatments for patients suffering from complex rare diseases using our novel cell penetrating peptide technology platform. Our lead product candidate, CTI-1601, is a subcutaneously administered, recombinant fusion protein intended to deliver human frataxin, or FXN, an essential protein, to the mitochondria of patients with Friedreich’s Ataxia. Friedreich’s Ataxia is a rare, progressive and fatal disease in which patients are unable to produce enough FXN due to a genetic abnormality and for which there is currently no effective therapy. We have received orphan drug status, fast track designation, and rare pediatric disease designation from the FDA for CTI-1601.

We are currently evaluating CTI-1601 in a single ascending dose, or SAD, Phase 1 clinical trial in patients with Friedreich’s Ataxia. The first two cohorts of patients have completed the SAD clinical trial; however, due to the continued impact of coronavirus, or COVID-19, we have delayed initiation of the next cohort in the SAD clinical trial. We are conducting the clinical trial at one clinical trial site in New Jersey. Because Friedreich’s Ataxia is a rare disease, there are a limited number of patients in close proximity to the clinical trial site and clinical trial patients travel from throughout the United States to the clinical trial site to participate. The travel advisories and risk of infection related to COVID-19 have presented increased risks to patients traveling to our clinical trial site for dosing. Due to the uncertainty surrounding COVID-19, we cannot estimate when the next cohort of patients will begin the clinical trial. While top line results from the SAD and the planned multiple ascending dose, or MAD, clinical trials were originally expected by the end of 2020, the delay in the clinical trial timeline caused by the ongoing impact of COVID-19 has resulted in top line results being expected in first half of 2021.

We intend to work closely with regulatory authorities in the design of our clinical program for CTI-1601. Regulatory authorities in the United States and European Union have not issued definitive guidance as to how to measure and achieve efficacy in treatments for Friedreich’s Ataxia. As a result, the design and conduct of clinical trials of CTI-1601 may take longer or be more costly due to the novelty of development in Friedreich’s Ataxia. We may use new or novel endpoints or methodologies, which regulatory authorities may disagree with. Even if applicable regulatory authorities do not object to our proposed endpoints in an earlier stage clinical trial, such regulatory authorities may require evaluation of additional or different clinical endpoints in a later-stage clinical trial.

In addition to its Phase 1 clinical trials, we are also evaluating CTI-1601 in good laboratory practices, or GLP, toxicology studies, including 90-day GLP toxicity studies in rats and non-human primates, or NHPs. These studies are ongoing and the results of these studies are intended to be used to support the initiation of clinical trials that require the administration of CTI-1601 for longer than 28 days. During the course of the NHP study, we observed occasional transient rigidity immediately after dosing in certain NHPs. These NHPs required no intervention and the NHPs completed the in-life portion of the study. As this study is ongoing, we and our consultants are conducting additional analysis and awaiting certain results. The results from this study as well as the results from other toxicology studies could affect the timing and design of the development program for CTI-1601.

We are dependent on certain intellectual property licensed from Wake Forest University Health Sciences, or WFUHS, and Indiana University, or IU, for the development and, if approved, commercialization of CTI-1601.

The Merger, Reverse Stock Split and Name Change

On May 28, 2020, we completed our business combination with Chondrial Therapeutics, Inc., or Chondrial, in accordance with the terms of the Agreement and Plan of Merger, dated as of December 17, 2019, as amended, or the Merger Agreement, by and among us, Chondrial, a wholly-owned subsidiary of ours, or Merger Sub, and Chondrial Holdings, LLC, or Holdings, the sole stockholder of Chondrial, pursuant to which Merger Sub merged with and into Chondrial, with Chondrial surviving as a wholly-owned subsidiary of ours, or the Merger.

In connection with, and immediately prior to the completion of the Merger, we effected a reverse stock split of our common stock, at a ratio of 1-for-12, or the Reverse Stock Split. Under the terms of the Merger Agreement, we issued common stock to Holdings at an exchange ratio of 60,912.5005 shares of common stock, after taking into account the Reverse Stock Split, for each share of Chondrial’s common stock outstanding immediately prior to the Merger. Holdings subsequently distributed the shares of our common stock it received in the Merger to its members. Immediately after the completion of the Merger, we changed our name from “Zafgen, Inc.” to “Larimar Therapeutics, Inc.,” Chondrial was determined to be the accounting acquirer, our historical financials will be those of Chondrial and the business conducted by us became the business conducted by Chondrial. Our global headquarters are located at Three Bala Plaza East, Suite 506, Bala Cynwyd, Pennsylvania 19004.

Pursuant to the Merger Agreement, we agreed to file, no later than 30 days after the closing of the Merger, a registration statement with the SEC covering the resale of the shares acquired by the members of Holdings, or the Members, in connection with the Merger, and to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing. We also entered into a Registration Rights Agreement, or the Merger Registration Rights Agreement, with the Members pursuant to which we agreed to maintain the effectiveness of the registration statement for a period that will terminate upon the date on which all of the shares of our common stock covered by such registration statement may be sold without restriction or limitation pursuant to Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act during any ninety (90) day period, or the Effectiveness Period. This prospectus is part of that registration statement.

The description of the Merger Agreement and the Merger Registration Rights Agreement are not complete and are qualified in their entirety by reference to the Merger Agreement, which has been filed as an exhibit to our Annual Report on Form 10-K, filed on March 5, 2020, and to the Merger Registration Rights Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Information Incorporated by Reference.” The representations, warranties and covenants made by us in such agreements were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Private Placement of Common Stock and Pre-Funded Warrants

On May 28, 2020, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with certain investors listed therein, or the Investors, which provided for the sale and issuance in a private placement, promptly after the consummation of the Merger, of 6,105,359 shares of our common stock, and pre-funded warrants to purchase an aggregate of 628,403 shares of our common stock, or the Pre-Funded Warrants, at a per share purchase price of $11.88 per share of common stock (which price is equal to the closing price of our common stock on May 28, 2020, after taking into account the Reverse Stock Split) and $11.87 per Pre-Funded Warrant, or the Private Placement. The aggregate gross proceeds for the sale of the shares of common stock was $80 million, and after deducting certain of our expenses, the net proceeds received by us in the Private Placement was $75.5 million.

Concurrently with the execution of the Purchase Agreement, we entered into a Registration Rights Agreement, or the Private Placement Registration Rights Agreement, pursuant to which we agreed to file, no later than 30 days after the closing of the Private Placement, a registration statement with the SEC covering the resale of the shares sold to the Investors in the Private Placement, and to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing. This prospectus is part of that registration statement.

Under the Private Placement Registration Rights Agreement, we also agreed to maintain the effectiveness of the registration statement until the earliest to occur of: (i) the second anniversary of the effective date of the Private Placement Registration Rights Agreement, or (ii) the Effectiveness Period.

The description of the Purchase Agreement and the Private Placement Registration Rights Agreement are not complete and are qualified in their entirety by reference to the Purchase Agreement and the Private Placement Registration Rights Agreement, each of which have been filed as an exhibit to our Current Report on Form 8-K filed on June 2, 2020. See “Where You Can Find More Information” and “Information Incorporated by Reference.” The representations, warranties and covenants made by us in such agreements were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Description of Placement Agent Shares

MTS Health Partners served as placement agent to us in connection with the Private Placement. As partial compensation for these services, we issued MTS Health Partners 35,260 shares of our common stock. We have agreed to register such shares in connection with the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” in (i) our Annual Report on Form 10-K for the year ended December 31, 2019, (ii) our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and (iii) our current report on Form 8-K/A filed on June 26, 2020, each of which is incorporated by reference in this prospectus, together with all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. The risks and uncertainties we describe in the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Related to this Offering

The number of shares being registered for sale is significant in relation to the number of outstanding shares of our Common Stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. Upon registration of the shares of common stock offered hereunder, 6,769,022 shares of the common stock registered hereunder may be resold in the public market immediately without restriction. The remaining 6,091,250 shares of the common stock registered hereunder are currently restricted as a result of lock-up agreements but will be freely tradeable 180 days after May 28, 2020, the closing date of the Merger. These shares represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, about us and our subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include, but are not limited to, statements concerning:

•	our estimates regarding future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing;

•	how long we can continue to fund our operations with our existing cash and cash equivalents;

•

our ability to realize any value from CTI-1601 and any other product candidate we may develop in the future and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market and the risk that products will not achieve broad market acceptance;

•	delays in our anticipated clinical timelines and milestones for CTI-1601 associated with COVID-19;

•	uncertainties in obtaining successful clinical results for CTI-1601 or any other product candidate that we may develop in the future and unexpected costs that may result therefrom;

•	our ability to comply with regulatory schemes applicable to our business and other regulatory developments in the United States and foreign countries;

•

the uncertainties associated with the clinical development and regulatory approval for CTI-1601 or any other product candidate that we may develop in the future, including potential delays in the commencement, enrollment and completion of clinical trials;

•

the difficulties and expenses associated with obtaining and maintaining regulatory approval for CTI-1601 or any other product candidate we may develop in the future, and the indication and labeling under any such approval;

•

the size and growth of the potential markets for CTI-1601 or any other product candidate that we may develop in the future, the rate and degree of market acceptance of CTI-1601 or any other product candidate that we may develop in the future and our ability to serve those markets;

•	the success of competing therapies and products that are or become available;

•	our ability to obtain and maintain patent protection and defend our intellectual property rights against third-parties;

•

the performance of third-parties upon which we depend, including third-party contract research organizations, and third-party suppliers, manufacturers, group purchasing organizations, distributors and logistics providers;

•	our ability to maintain our relationships, profitability and contracts with our key commercial partners;

•	our ability to recruit or retain key scientific, technical, commercial, and management personnel or to retain our executive officers;

•

our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including good manufacturing practice compliance and other relevant regulatory authorities;

•

our ability to maintain proper functionality and security of our internal computer and information systems and prevent or avoid cyber-attacks, malicious intrusion, breakdown, destruction, loss of data privacy or other significant disruption; and

•

the other risks, uncertainties and factors discussed under the heading “Risk Factors” in our most recent Proxy Statement on Form DEFM 14-A, as revised and supplemented by those risks described from time to time in other reports which we file with the SEC.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement or related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders named in this prospectus. All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.”

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 12,860,272 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, collectively, the selling stockholders. These shares consist of (i) 6,091,250 shares issued to certain of the selling stockholders pursuant to the Merger Agreement; (ii) 6,105,359 shares that were issued to certain of the selling stockholders in the Private Placement; (iii) 628,403 shares that are issuable upon exercise of the Pre-Funded Warrants; and (iv) 35,260 shares that were issued as compensation to a placement agent for services rendered to Larimar in connection with the Private Placement. See “Prospectus Summary–The Merger, Reverse Stock Split and Name Change,” “Prospectus Summary–Private Placement of Common Stock and Pre-Funded Warrants” and “Prospectus Summary-Description of Placement Agent Compensation.”

The table below sets forth information as of the date of this prospectus, to our knowledge, the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, as of June 26, 2020. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days of June 26, 2020. The percent of beneficial ownership for the selling stockholders is based on 15,356,206 shares of our common stock outstanding as of June 26, 2020 (which does not include the 628,403 shares of common stock issuable upon exercise of the Pre-Funded Warrants). Except as described below, to our knowledge, none of the selling stockholders have been an officer or director of ours or of our affiliates within the past three years or had any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling stockholders in investor questionnaires in connection with the Merger and Private Placement, as well as information obtained from relevant Schedule 13D and 13G filings.

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Number of Shares of Common Stock Owned Prior to Offering			Maximum Number of	Number of Shares of Common Stock Owned After Offering (1)
Name of Selling Stockholder	Number	Percent		Shares of Common Stock to be Sold Pursuant to this Prospectus	Number	Percent
Deerfield Private Design Fund IV	1,714,852	11.2	%(2)	1,714,852	0	0%
Deerfield Healthcare Innovation Fund, L.P.	1,714,850	11.2	%(3)	1,714,850	0	0%
Deerfield Private Design Fund III, L.P.	1,714,837	11.2	%(4)	1,714,837	0	0%
FA Life Sciences Inc.	159,433	1	%(5)	159,433	0	0%
Carole Ben-Maimon	120,215		*(6)	25,083	95,132	*
Steven Plump	119,832		*	118,999	833	*
Mark Payne	99,270		*(7)	99,270	0	0%
Thomas Hamilton	133,420		*(8)	133,420	0	0%
Wake Forest University Health Sciences	11,263		*	11,263	0	0%
Matt Neff	25,248		*	24,373	875	*
Wake Forest Technology Development Program	13,013		*	13,013	0	0%
Indiana University Research and Technology Corporation	2,809		*	2,809	0	0%
Cowen Healthcare Investments II LP	797,558	5.2	%(9)	797,558	0	0%
Cowen Healthcare Investments III LP	1,242,520	8.1	%(10)	1,242,520	0	0%
CHI EF II LP	59,676		*(11)	59,676	0	0%
CHI EF III LP	43,797		*(12)	43,797	0	0%
RA Capital Healthcare Fund, L.P.	1,515,151	9.9	%(13)	1,515,151	0	0%
Logos Global Master Fund LP	252,525	1.6	%(14)	252,525	0	0%
Acuta Capital Fund, LP	656,942	4.3	%(15)	579,545	77,397	*
Acuta Opportunity Fund, LP	154,382	1.0	%(16)	135,942	18,440	*
Soleus Capital Master Fund, L.P.	243,836	1.6	%(17)	151,515	92,321	*
DAFNA Lifescience Select LP	31,565		*(18)	31,565	0	0%
DAFNA Lifescience LP	94,696		*(18)	94,696	0	0%
Altium Growth Fund, LP	252,525	1.6	%(19)	252,525	0	0%
OrbiMed Genesis Master Fund, L.P.	201,637	1.3	%(20)	109,427	92,210	*
OrbiMed Partners Master Fund Limited	732,323	4.8	%(21)	732,323	0	0%
Sio Partners Master Fund, LP	62,516		*(22)	25,925	36,591	*
Compass MAV LLC	64,676		*(22)	25,757	38,919	*
Compass Offshore MAV Limited	41,388		*(22)	16,498	24,890	*
Sio Partners LP	98,592		*(22)	41,245	57,347	*
Reza Keshavarz	4,208		*	4,208	0	0%
Serrado Opportunity Fund LLC	16,835		*(23)	16,835	0	0%
Vivo Opportunity Fund, L.P.	653,779	4.3	%(24)	653,779	0	0%
Vivo Capital Fund IX, L.P.	145,883	1.0	%(25)	145,883	0	0%
Janus Henderson Biotech Innovation Master Fund Limited	154,608	1.0	%(26)	154,608	0	0%
Janus Henderson Horizon Fund – Biotechnology Fund Care of BNP Paribas RCC	9,299		*(27)	9,299	0	0%
MTS Health Partners	35,260		*	35,260	0	0%

*	Less than 1%

(1)	Assumes the sale of all shares offered pursuant to this prospectus.
(2)

Deerfield Mgmt IV, L.P is the general partner of Deerfield Private Design Fund IV, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund IV, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt IV, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt IV, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Deerfield Private Design Fund IV, L.P. Jonathan Leff, a partner of Deerfield Management Company, L.P., who served on the Chondrial board of directors since December 2016, was appointed to serve on the Company’s board of directors upon consummation of the Merger and continues to serve in such capacity. Bryan Sendrowski and William Slattery, also partners of Deerfield Management Company, L.P., served on the Chondrial board of directors until the consummation of the Merger. Prior to the Merger, Chondrial was a wholly-owned subsidiary of Holdings. Deerfield Private Design Fund III, L.P., Deerfield Private Design Fund IV, L.P. and Deerfield Healthcare Innovations Fund, L.P. collectively own in excess of 50% of the Series A Preferred Units, Bridge Units and Series B Bridge Units of Holdings. Messrs. Leff, Sendrowski and Slattery serve on the board of managers of Holdings. Prior to the consummation of the Merger, employees of Deerfield Management Company, L.P. provided certain operational support services to, and at time served as officers of, Chondrial and Holdings. The address of Deerfield Private Design Fund IV, L.P. is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(3)

Deerfield Mgmt HIF, L.P is the general partner of Deerfield Healthcare Innovations Fund, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Healthcare Innovations Fund, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt HIF, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt HIF, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Deerfield Healthcare Innovations Fund, L.P. Jonathan Leff, a partner of Deerfield Management Company, L.P., who served on the Chondrial board of directors since December 2016, was appointed to serve on the Company’s board of directors upon consummation of the Merger and continues to serve in such capacity. Bryan Sendrowski and William Slattery, also partners of Deerfield Management Company, L.P., served on the Chondrial board of directors until the consummation of the Merger. Prior to the Merger, Chondrial was a wholly-owned subsidiary of Holdings. Deerfield Private Design Fund III, L.P., Deerfield Private Design Fund IV, L.P. and Deerfield Healthcare Innovations Fund, L.P. collectively own in excess of 50% of the Series A Preferred Units, Bridge Units and Series B Bridge Units of Holdings. Messrs. Leff, Sendrowski and Slattery serve on the board of managers of Holdings. Prior to the consummation of the Merger, employees of Deerfield Management Company, L.P. provided certain operational support services to, and at time served as officers of, Chondrial and Holdings. The address of Deerfield Healthcare Innovations Fund, L.P. is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(4)

Deerfield Mgmt III, L.P is the general partner of Deerfield Private Design Fund III, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund III, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt III, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Deerfield Private Design Fund III, L.P. Jonathan Leff, a partner of Deerfield Management Company, L.P., who served on the Chondrial board of directors since December 2016, was appointed to serve on the Company’s board of directors upon consummation of the Merger and continues to serve in such capacity. Bryan Sendrowski and William Slattery, also partners of Deerfield Management Company, L.P., served on the Chondrial board of directors until the consummation of the Merger. Prior to the Merger, Chondrial was a wholly-owned subsidiary of Holdings. Deerfield Private Design Fund III, L.P., Deerfield Private Design Fund IV, L.P. and Deerfield Healthcare Innovations Fund, L.P. collectively own in excess of 50% of the Series A Preferred Units, Bridge Units and Series B Bridge Units of Holdings. Messrs. Leff, Sendrowski and Slattery serve on the board of managers of Holdings. Prior to the consummation of the Merger, employees of Deerfield Management Company, L.P. provided certain operational support services to, and at time served as officers of, Chondrial and Holdings. The address of Deerfield Private Design Fund III, L.P. is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(5)

The shares directly held by FA Life Sciences Inc. are indirectly beneficially owned by Thomas Hamilton, a member of our Board of Directors and the board of managers of Holdings, its managing member. Tom Hamilton disclaims beneficial ownership of the shares held by Friedreich’s Ataxia Life Sciences except to the extent of his pecuniary interest therein. The business address for Friedreich’s Ataxa Life Sciences is 211 Stuyvesant Ave., Rye, NY 10580.

(6)

Includes 95,132 shares of common stock issuable upon exercise of an equal number of options that are currently exercisable or will be exercisable within 60 days of June 26, 2020. Carole Ben-Maimon is our President and Chief Executive Officer and a member of our Board of Directors, and serves as President and Chief Executive Officer and as a member of the board of managers of Holdings. Prior to the Merger, Dr. Ben-Maimon was the President and Chief Executive Officer of Chondrial.

(7)	Mark Payne was a co-founder of Chondrial and previously served as its Chief Scientific Officer. Mr. Payne is also a member of the board of managers of Holdings.
(8)	Mr. Hamilton is a member of our Board of Directors and serves as a member of the board of managers of Holdings.
(9)

Consists of (i) 132,579 shares of common stock distributed in connection with the Merger, (ii) 430,812 shares of common stock issued in the Private Placement, and (iii) 234,167 shares of common stock issuable upon exercise of a Pre-Funded Warrant that was issued in the Private Placement. CHI Advisors LLC is the investment manager of Cowen Healthcare Investments II LP and has voting and investment power with respect to the securities held by Cowen Healthcare Investments II LP. Under the terms of the Pre-Funded Warrant, Cowen Healthcare Investments II LP is prohibited from exercising such warrant if exercise would cause the number of shares then owned by Cowen Healthcare Investments II LP and its affiliates to exceed 9.99% of the total number of shares of the Company’s common stock then outstanding, or the Ownership Cap. Accordingly, Cowen Healthcare Investments II LP and CHI Advisors LLC disclaim beneficial ownership of the shares of common stock issuable upon exercise of the Pre-Funded Warrant to the extent that upon such exercise the number of shares beneficially owned by Cowen Healthcare Investments II LP and its affiliates, in the aggregate, would exceed the Ownership Cap. The business address for Cowen Healthcare Investments II LP is c/o CHI Advisors LLC, 599 Lexington Avenue, 19th Floor, New York, New York 10022.

(10)

Consists of (i) 200,989 shares of common stock distributed in connection with the Merger, (ii) 674,763 shares of common stock issued in the Private Placement, and (iii) 366,768 shares of common stock issuable upon exercise of a Pre-Funded Warrant that was issued in the Private Placement. CHI Advisors LLC is the investment manager of Cowen Healthcare Investments III LP and has voting and investment power with respect to the securities held by Cowen Healthcare Investments III LP. Under the terms of the Pre-Funded Warrant, Cowen Healthcare Investments III LP is prohibited from exercising such warrant if exercise would cause the number of shares then owned by Cowen Healthcare Investments III LP and its affiliates to exceed the Ownership Cap. Accordingly, Cowen Healthcare Investments III LP and CHI Advisors LLC disclaim beneficial ownership of the shares of common stock issuable upon exercise of the Pre-Funded Warrant to the extent that upon such exercise the number of shares beneficially owned by Cowen Healthcare Investments III LP and its affiliates, in the aggregate, would exceed the Ownership Cap. The business address for Cowen Healthcare Investments III LP is c/o CHI Advisors LLC, 599 Lexington Avenue, 19th Floor, New York, New York 10022.

(11)

Consists of (i) 10,850 shares of common stock distributed in connection with the Merger, (ii) 31,632 shares of common stock issued in the Private Placement, and (iii) 17,194 shares of common stock issuable upon exercise of a Pre-Funded Warrant that was issued in the Private Placement. CHI Advisors LLC is the investment manager of CHI EF II LP and has voting and investment power with respect to the securities held by CHI EF II LP. Under the terms of the Pre-Funded Warrant, CHI EF II LP is prohibited from exercising such warrant if exercise would cause the number of shares then owned by CHI EF II LP and its affiliates to exceed the Ownership Cap. Accordingly, CHI EF II LP and CHI Advisors LLC disclaim beneficial ownership of the shares of common stock issuable upon exercise of the Pre-Funded Warrant to the extent that upon such exercise the number of shares beneficially owned by CHI EF II LP and its affiliates, in the aggregate, would exceed the Ownership Cap. The business address for CHI EF II LP is c/o CHI Advisors LLC, 599 Lexington Avenue, 19th Floor, New York, New York 10022.

(12)

Consists of (i) 14,622 shares of common stock distributed in connection with the Merger, (ii) 18,901 shares of common stock issued in the Private Placement, and (iii) 10,274 shares of common stock issuable upon exercise of a Pre-Funded Warrant that was issued in the Private Placement. CHI Advisors LLC is the investment manager of CHI EF III LP and has voting and investment power with respect to the securities held by CHI EF III LP. Under the terms of the Pre-Funded Warrant, CHI EF III LP is prohibited from exercising such warrant if exercise would cause the number of shares then owned by CHI EF III LP and its affiliates to exceed the Ownership Cap. Accordingly, CHI EF III LP and CHI Advisors LLC disclaim beneficial ownership of the shares of common stock issuable upon exercise of the Pre-Funded Warrant to the extent that upon such exercise the number of shares beneficially owned by CHI EF III LP and its affiliates, in the aggregate, would exceed the Ownership Cap. The business address for CHI EF III LP is c/o CHI Advisors LLC, 599 Lexington Avenue, 19th Floor, New York, New York 10022.
(13)

RA Capital Management, L.P., or RA Capital, is the investment adviser of the RA Healthcare Fund, L.P., or RA Healthcare Fund. The general partner of RA Capital is RA Capital Management GP, LLC, or RA Capital GP, of which Peter Kolchinsky, Ph.D. and Rajeev Shah are the managing members. RA Capital Healthcare Fund GP, LLC is the general partner of RA Healthcare Fund. RA Healthcare Fund has delegated to RA Capital voting and investment power over the shares held by RA Healthcare Fund. The business address for RA Healthcare Fund is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(14)

Logos GP LLC is the general partner of Logos Global Master Fund LP. Logos Global Management, L.P. is the investment advisor of Logos Global Master Fund LP. The voting members of Logos GP LLC are Arsani William, Graham Walmsley, Edward Zhong and Yanni Souroutzidis, none of whom has individual voting or investment power with respect to these shares of common stock and each of whom disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interests therein. The business address for Logos Global Master Fund LP is 1 Letterman Drive, Building D, Suite D3-700, San Francisco, California 94129.

(15)

Acuta Capital Partners, LLC is the general partner of Acuta Capital Fund, LP. Anupam Dalal is the Chief Investment Officer and Manfred Yu is the Manager of Acuta Capital Partners, LLC. Both Mr. Dalal and Mr. Yu have voting and investment authority over all of the shares held by Actual Capital Fund, LP. Each of Acuta Capital Partners, LLC, Mr. Dalal and Mr. Yu disclaims beneficial ownership of the shares of common stock held by Acuta Capital Fund, LP except to the extent of their pecuniary interest therein. The business address for Acuta Capital Fund, LP is c/o Acuta Capital Partners, LLC, 1301 Shoreway Road, Suite 350, Belmont, California 94002.

(16)

Acuta Capital Partners, LLC is the general partner of Acuta Opportunity Fund, LP. Anupam Dalal is the Chief Investment Officer and Manfred Yu is the Manager of Acuta Capital Partners, LLC. Both Mr. Dalal and Mr. Yu have voting and investment authority over all of the shares held by Actual Opportunity Fund, LP. Each of Acuta Capital Partners, LLC, Mr. Dalal and Mr. Yu disclaims beneficial ownership of the shares of common stock held by Acuta Opportunity Fund, LP except to the extent of their pecuniary interest therein. The business address for Acuta Opportunity Fund, LP is c/o Acuta Capital Partners, LLC, 1301 Shoreway Road, Suite 350, Belmont, California 94002.

(17)

The shares reflected as beneficially owned by Soleus Capital Master Fund, L.P., or Soleus Master Fund, in the table above. Mr. Guy Levy is the sole managing member of Soleus Capital Group, LLC, or Soleus Group, which is the sole managing member of Soleus Capital, LLC, together with Soleus Group, the Soleus Funds, which is the general partner of Soleus Master Fund. Accordingly, Mr. Levy and Soleus Funds may be deemed the beneficial owners of shares of common stock held by Soleus Master Fund. Each of Mr. Levy and Soleus Funds disclaims beneficial ownership of shares held by any of the entities named herein pursuant to Rule 13d-4 under the Exchange Act. The business address for Soleus Master Fund is 104 Field Point Road, 2nd Floor, Greenwich, Connecticut 06830.

(18)

DAFNA Capital Management, LLC is the sole general partner of DAFNA Lifescience LP and DAFNA Lifescience Select LP, collectively, the DAFNA Funds. Nathan Fischel is the Chief Executive Officer and Fariba Ghodsian is the Chief Investment Officer of DAFNA Capital Management LLC and they may be deemed to have shared voting and investment power with respect to the securities held by the DAFNA Funds. Each of Dr. Fischel and Dr. Fariba disclaim beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address for DAFNA Lifescience LP and DAFNA Lifescience Select LP is c/o DAFNA Capital Management, 10990 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024.

(19)

Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The business address for Altium Growth Fund, LP is 152 West 57th Street, Floor 20, New York, New York 10019.

(20)

OrbiMed Genesis GP LLC, or Genesis GP, is the general partner of OrbiMed Genesis Master Fund, L.P. OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of Genesis GP. By virtue of such relationships, Genesis GP and OrbiMed Advisors may be deemed to have voting and investment power over the securities held by OrbiMed Genesis Master Fund, L.P. and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OrbiMed Genesis Master Fund, L.P. The business address for OrbiMed Genesis Master Fund, L.P. is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(21)

OrbiMed Capital LLC, or OrbiMed Capital, is the investment advisor for OrbiMed Partners Master Fund Limited. OrbiMed Capital is a relying advisor of OrbiMed Advisors. OrbiMed Advisors and OrbiMed Capital exercise voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OrbiMed Partners Master Fund Limited. The business address for OrbiMed Partners Master Fund Limited is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(22)

Sio Capital Management, LLC, or Sio Capital Management, is the investment manager of Sio Partners LP, Sio Partners Master Fund LP, Compass MAV LLC and Compass Offshore MAV Limited. Sio GP LLC, or Sio GP, is the general partner of Sio Partners LP and Sio Partners Master Fund LP. Michael Castor is the managing member of Sio Capital Management and Sio GP. Each of Sio Capital Management, Sio GP and Michael Castor disclaims beneficial ownership over the shares of common stock held by each of Sio Partners LP, Sio Partners Master Fund LP, Compass MAV LLC and Compass Offshore MAV Limited, respectively. The business address of Sio Partners LP, Sio Partners Master Fund LP, Compass MAV LLC and Compass Offshore MAV Limited is c/o Sio Capital Management, LLC, 600 Third Avenue, 2nd Floor, New York, New York 10016.

(23)

Serrado Capital LLC, or Serrado Capital, is the investment manager of Serrado Opportunity Fund LLC. Stewart J. Hen is the managing member of Serrado Capital. Serrado Capital and Mr. Hen exercise voting and investment power with respect to the securities held by Serrado Opportunity Fund LLC. Each of Serrado Capital and Mr. Hen disclaims beneficial ownership over the shares of common stock held by Serrado Opportunity Fund LLC except to the extent of its or his pecuniary interest therein. The business address of Serrado Opportunity Fund LLC is 25 North Moore Street, #15A, New York, New York 10013.

(24)

Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund, L.P. The voting members of Vivo Opportunity, LLC are Albert Cha, Gaurav Aggarwal, Shan Fu, Frank Kung and Michael Chang, none of whom has individual voting or investment power with respect to these shares of common stock and each of whom disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein. The business address for Vivo Opportunity Fund, L.P. is c/o Vivo Capital LLC, 192 Lytton Avenue, Palo Alto, California 94301.

(25)

Vivo Capital IX, LLC is the general partner of Vivo Capital Fund IX, L.P. The voting members of Vivo Capital IX, LLC are Frank Kung, Albert Cha, Edgar Engleman, Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to these shares of common stock and each of whom disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein. The business address for Vivo Capital Fund IX, L.P. is c/o Vivo Capital LLC, 192 Lytton Avenue, Palo Alto, California 94301.

(26)

Janus Capital Management LLC, or Janus Capital Management, is the investment adviser to Janus Henderson Biotech Innovation Master Fund Limited. Janus Capital Management may be deemed to have voting and dispositive power over the shares held by Janus Henderson Biotech Innovation Master Fund Limited. The business address of Janus Henderson Biotech Innovation Master Fund Limited is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206.

(27)

Janus Capital Management is the investment adviser to Janus Henderson Horizon Fund – Biotechnology Fund. Janus Capital Management may be deemed to have voting and dispositive power over the shares held by Janus Henderson Horizon Fund – Biotechnology Fund. The business address of Janus Henderson Horizon Fund – Biotechnology Fund Care of BNP Paribas RCC is 151 Detroit Street, Denver, Colorado 80206.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (supplemented or amended as necessary to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their Affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying any prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold by the selling stockholders without restriction (including any current public information requirement) pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock summarizes the material terms and provisions of our common stock and preferred stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our ninth amended and restated certificate of incorporation, referred to in this section as the Charter, and our amended and restated by-laws, as may be amended, referred to in this section as the Bylaws, which are incorporated by reference to Exhibits 3.1 and 3.2, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020 and by applicable law, and does not include changes resulting from the amendments to our Charter to effect a name change to Larimar Therapeutics, Inc. and to effect the Reverse Split (as defined below). The terms of our common stock and preferred stock may also be affected by Delaware law.

Common Stock

Authorized Capital Stock. Our authorized capital stock consists of (i) 115,000,000 shares of common stock, par value $0.001 per share, of which 15,354,335 shares have been issued and are outstanding as of June 26, 2020, referred to as the capitalization date, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the capitalization date. We do not hold any shares of our capital stock in its treasury.

Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have any cumulative voting rights.

Dividends. Holders of our common stock are entitled to receive ratably any dividends declared by our Board of Directors, or Board, out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock.

No Preemptive or Similar Rights. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of a liquidation, dissolution or winding up of us, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing. Our common stock is listed on The Nasdaq Global Market under the symbol “LRMR.” On June 25, 2020, the last reported sale price of our common stock on The Nasdaq Global Market was $14.04 per share. As of June 26, 2020, we had approximately 55 stockholders of record.

Reverse Split

On May 28, 2020, we filed an amendment to our Charter in order to effect a 1-for-12 reverse stock split of our common stock, or the Reverse Split, effective for trading purposes on May 29, 2020. The number of authorized stock remained unchanged at 120,000,000 shares.

Preferred Stock

Our Board currently has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon a liquidation of us. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of us or other corporate action. No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

In connection with the Private Placement, we issued and sold pre-funded warrants to purchase 628,403 shares of our common stock, or the Pre-Funded Warrants, to certain investors, or the Investors. The Pre-Funded Warrants are exercisable immediately upon issuance at an exercise price of $0.01 and will be exercisable indefinitely. The Investors may exercise the Pre-Funded Warrants on a cashless basis in the event that there is no effective registration statement covering the resale of the shares of our common stock underlying the Pre-Funded Warrants, or the Warrant Shares, on the date in which we are required to deliver the shares.

The Pre-Funded Warrants may not be exercised by the holder to the extent that the holder would beneficially own, after such exercise 9.99% of the shares of our common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 19.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered.

Registration Rights

Shortly after the Merger we entered into a Registration Rights Agreement, or Merger Registration Rights Agreement, with the members of Chondrial Holdings, LLC pursuant to which we have agreed that promptly, but no later than 30 calendar days from the closing of the Merger, we will file a registration statement with the SEC covering the shares of common stock issued to Chondrial Holdings, LLC in exchange for all of the shares of common stock of Chondrial Therapeutics, Inc. and subsequently distributed to its members. We will use our commercially reasonable efforts to ensure that the such registration statement is declared effective as soon as practicable after the filing. In addition, the Merger Registration Rights Agreement also provides the members of Chondrial Holdings, LLC with demand and “piggy-back” registration rights, subject to certain minimum requirements and customary conditions.

In connection with the Private Placement, we entered into a Registration Rights Agreement, or the Private Placement Registration Rights Agreement, and collectively with the Merger Registration Rights Agreement, the Registration Rights Agreements, with our investors pursuant to which we have agreed that promptly, but no later than 30 calendar days from the final closing of the Private Placement, we will file a registration statement with the SEC covering (a) the shares of common stock issued in the Offering and (b) the shares of common stock underlying the Pre-Funded Warrants issued in the Private Placement. We will use our commercially reasonable efforts to ensure that such registration statement is declared effective as soon as practicable after the filing.

These registration rights granted under the Registration Rights Agreements are subject to certain conditions, including our right to delay or withdraw a registration statement under certain circumstances. The registration rights granted in the Registration Rights Agreements are also subject to customary indemnification and contribution provisions.

Provisions of Our Charter and Bylaws and Delaware Anti-Takeover Law

Certain provisions of the Delaware General Corporation Law, or DGCL, and of our Charter and Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Board Composition and Filling Vacancies. Our Charter provides for the division of our Board into three classes serving staggered three-year terms, with one class being elected each year. Our Charter also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our Board, however occurring, including a vacancy resulting from an increase in the size of our Board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No Written Consent of Stockholders. Our Charter provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders. Our Charter and Bylaws provide that only a majority of the members of our Board then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices.

Amendment to Charter and Bylaws. As required by the DGCL, any amendment of our Charter must first be approved by a majority of our Board, and if required by law or our Charter, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our Charter must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our Board recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation any conflicts or violations of each party’s agreements as a result of the merger or the merger agreement;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Pepper Hamilton LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Zafgen, Inc. for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Chondrial Therapeutics, Inc. included in Exhibit 99.3 of Larimar Therapeutics, Inc.’s Current Report on Form 8-K/A filed June 26, 2020 have been so incorporated in reliance on the report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Chondrial Therapeutics, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document.

We are currently subject to the reporting requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov and in the “Investor Relations” section of our website at www.larimartx.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 5, 2020;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 7, 2020;

•

Our Proxy Statement on Form DEFM 14-A, filed on April 29, 2020 (the Chondrial Therapeutics, Inc. financial statements and the report thereon from the Company’s independent registered public accounting firm have been superseded by the financial statements and report thereon included in Larimar Therapeutics, Inc.’s Current Report on Form 8-K/A filed on June 26, 2020);

•

Our Current Reports on Form 8-K and 8-K/A filed with the SEC on June 26, 2020, June 2, 2020, April 24, 2020, March 9, 2020 and January 13, 2020 (in each case other than any portions thereof deemed furnished and not filed); and

•

The description of our common stock contained in our registration statement on Form 8-A (File No. 001-36510) filed with the SEC on June 18, 2014, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address or phone number below. You may also access this information on our website at www.larimartx.com by viewing the “Financials & Filings” subsection of the “Investors” menu. No additional information is deemed to be part of or incorporated by reference into this prospectus.

Larimar Therapeutics, Inc.

Attention: Corporate Secretary

Three Bala Plaza East, Suite 506

Bala Cynwyd, Pennsylvania, 19004

(484) 414-2700

12,860,272 Shares

Common Stock

Prospectus

            , 2020

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock being registered by this registration statement. None of the expenses listed below are to be borne by any of the selling stockholders named in the prospectus that forms a part of this registration statement. All the amounts shown are estimates, except for the Securities and Exchange Commission, or SEC, registration fee.

Amount
SEC registration fee	$22,185
Accounting fees and expenses	$20,000
Legal fees and expenses	$135,000
Printing and Miscellaneous	$5,000
Total	$$182,185

Item 15.	Indemnification of Directors and Officers

We are governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Our Ninth Amended and Restated Certificate of Incorporation, as amended, or the Charter, provides for the indemnification of directors to the fullest extent permissible under Delaware law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws, or the Bylaws, provide for the indemnification of officers, directors and third parties acting on our behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we will indemnify each of our directors and certain of our executive officers to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

We believe that the limitation of liability provision in the Charter and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers. The limitation of liability and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 16.	Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of December 17, 2019, by and among Zafgen, Inc., Chondrial Therapeutics, Inc., Chondrial Therapeutics Holdings, LLC, and Zordich Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-36510) filed on December 18, 2019).

3.1	Ninth Amended and Restated Certificate of Incorporation of Larimar Therapeutics, Inc. (formerly known as Zafgen, Inc.) (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 24, 2014).

3.2	Certificate of Amendment of Ninth Amended and Restated Certificate of Incorporation of Larimar Therapeutics, Inc. (formerly known as Zafgen, Inc.) related to the Reverse Stock Split, dated May 28, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 2, 2020).

3.3	Certificate of Amendment of Ninth Amended and Restated Certificate of Incorporation of Larimar Therapeutics, Inc. (formerly known as Zafgen, Inc.) related to the Name Change, dated May 28, 2020 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on June 2, 2020).

3.4	Amended and Restated Bylaws of Larimar Therapeutics, Inc. (formerly known as Zafgen, Inc.) (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on June 24, 2014).

4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on June 2, 2020)

5.1 *	Opinion of Pepper Hamilton LLP

10.1	Securities Purchase Agreement, dated as of May 28, 2020, by and among Larimar Therapeutics, Inc. and the investors listed on the Schedule of Investors attached thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 2, 2020).

10.2	Registration Rights Agreement, dated as of June 1, 2020, by and among Larimar Therapeutics, Inc. and certain Investors (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on June 2, 2020).

10.3 *	Registration Rights Agreement, dated as of June 8, 2020, by and among Larimar Therapeutics, Inc. and the investors set forth on the signature pages thereto

23.1 *	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

23.2 *	Consent of Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP

23.3 *	Consent of Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP

24.1	Power of attorney (included on the signature page hereto)

*	Filed herewith

Item 17.	Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    If the registrant is relying on 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Unincorporated Community of Bala Cynwyd, Commonwealth of Pennsylvania, on June 26, 2020.

LARIMAR THERAPEUTICS, INC.

By:	/s/ Carole Ben-Maimon
Carole Ben-Maimon, M.D. President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Larimar Therapeutics, Inc., hereby severally constitute and appoint Carole Ben-Maimon and Michael Celano, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carole Ben-Maimon Carole Ben-Maimon, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2020

/s/ Michael Celano Michael Celano	Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2020

/s/ Joseph Truitt Joseph Truitt	Chairman, Board of Directors	June 26, 2020

/s/ Peter Barrett	Director	June 26, 2020
Peter Barrett, Ph.D

/s/ Thomas O. Daniel	Director	June 26, 2020
Thomas O. Daniel, M.D.

/s/ Frank E. Thomas	Director	June 26, 2020
Frank E. Thomas

/s/ Jonathan Leff	Director	June 26, 2020
Jonathan Leff

/s/ Thomas E. Hamilton	Director	June 26, 2020
Thomas E. Hamilton